Exhibit 3.25

CERTIFICATION OF FORMATION OF
ENVIVA PELLETS PERKINSTON, LLC

THIS CERTIFICATE OF FORMATION of ENVIVA PELLETS PERKINSTON, LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

FIRST:                  The name of the Company is Enviva Pellets Perkinston, LLC.

SECOND:             The initial registered office of the Company for purposes of the Act shall be at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The initial registered agent of the Company for purposes of the Act shall The Corporation Trust Company, whose business office is identical to the Company’s registered office.

IN WITNESS WHEREOF, the undersigned, being an authorized person of the Company, has executed this Certificate of Formation on this 28th day of September, 2010.

/s/ Rebecca S. Heath, Authorized Person